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As filed with the Securities and Exchange Commission on March 22, 2006

Registration No. 333-129526

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 5 to
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLAYTON HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	7389 (Primary Standard Industrial Classification Code Number)	20-2660764 (I.R.S. Employer Identification Number)

2 Corporate Drive
Shelton, Connecticut 06484
(203) 926-5600
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Frank P. Filipps
Chairman, President and Chief Executive Officer
Clayton Holdings, Inc.
2 Corporate Drive
Shelton, Connecticut 06484
(203) 926-5600
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:

John R. LeClaire, Esq. Michael S. Turner, Esq. Goodwin Procter LLP Exchange Place 53 State Street Boston, Massachusetts 02109 (617) 570-1000	Chris E. Abbinante, Esq. Sidley Austin LLP One S. Dearborn Street Chicago, Illinois 60603 (312) 853-7000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

Explanatory Note

        Clayton Holdings, Inc. has prepared this Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-129526) for the purpose of filing Exhibit 1.1 to the Registration Statement with the Securities and Exchange Commission. This Amendment No. 5 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of common stock being registered. All amounts are estimated except the SEC registration fee, the NASD filing fees and the Nasdaq National Market Listing Fee.

Amount To Be Paid
SEC registration fee	$27,071
NASD filing fee	23,500
NASDAQ National Market listing fee	100,000
Printing and mailing expenses	400,000
Legal fees and expenses	1,500,000
Accounting fees and expenses	1,500,000
Miscellaneous	849,429

Total	$4,400,000

Item 14.    Indemnification of Directors and Officers.

        Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

        Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

        Article VII of our Amended and Restated Certificate of Incorporation, as amended to date (the "Charter"), provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Charter provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Article VII of the Charter further provides that any repeal or modification of such article by our stockholders or an amendment to the Delaware General Corporation Law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

        Article V of our Amended and Restated By-Laws, as amended to date (the "By-Laws"), provides that we will indemnify each of our directors and officers and, in the discretion of our board of directors, certain employees, to the fullest extent permitted by the Delaware General Corporation Law as the same may be amended (except that in the case of an amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director's, officer's or employee's behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, or at our request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, provided however, with respect to actions, suits and proceedings other than by or in the right of our company, that no indemnification shall be made under in respect of any claim, issue or matter as to which he or she has been finally adjudged by a court of competent jurisdiction to be liable to our company, unless, and only to the extent that, the Delaware Court of Chancery or another court in which such proceeding was brought has determined upon application that, despite adjudication of liability, but in view of all the circumstances of the case, he or she is fairly and reasonably entitled to indemnification for such expenses that such court deem proper. Article V of the By-Laws further provides for the advancement of expenses to each of our directors and, in the discretion of the board of directors, to certain officers and employees.

        In addition, Article V of the By-Laws provides that the right of each of our directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Charter or By-Laws, agreement, vote of stockholders or otherwise. Furthermore, Article V of the By-Laws authorizes us to provide insurance for our directors, officers and employees, against any liability, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of Article V of the By-Laws.

        We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors and executive officers, and other entities to the fullest extent permitted by law. In addition, our stockholders agreement provides indemnification to TA Associates and its associated investment funds for damages, expenses, losses or diminutions in value arising out of, based upon or by reason of any third party or governmental claims relating to their status as a security holder, creditor, director, officer, agent, representative or controlling person of Clayton, or otherwise relating to their involvement with Clayton.

        We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

        In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities

        During the past three years, we (including our predecessor entities, Clayton Services, Inc. and CFIS), have sold and issued the following unregistered securities:

        (1)   On May 24, 2004, CFIS and the founding stockholders of CFIS sold 2,016 shares of their common stock to investment funds affiliated with TA Associates, Inc. for an aggregate purchase price of $31,702,128. Subsequent to the consummation of that transaction, TA Associates and the founding stockholders exchanged their shares of common stock for shares of TMHC Holdings, Inc. common stock and convertible preferred stock.

        (2)   Also on May 24, 2004, as part of the transaction described in item (1) above, CFIS sold to affiliates of TA Associates $10,000,000 of 12% senior subordinated convertible notes.

        (3)   On August 2, 2004, Clayton Services sold 6,780,000 shares of its convertible preferred stock, which are convertible into 6,780,000 shares of its redeemable preferred stock and 1,695,000 shares of our common stock, to affiliates of TA Associates for an aggregate purchase price of $70,000,000.

        (4)   On August 2, 2004, as part of the transaction described in item (3) above, Clayton Services sold $20,000,000 of 12% subordinated notes to investment funds affiliated with TA Associates and other investors.

        (5)   On August 31, 2004, TA Associates converted its 12% senior subordinated convertible notes into warrants to purchase 72,451 shares of common stock of TMHC Holdings, which were immediately exercised, and 12% senior subordinated notes of CFIS in the principal amount of $9,990,000.

        (6)   On March 31, 2005, we consummated a share exchange with TA Associates and the existing shareholders of TMHC Holdings and GRP, wherein all existing shares of common stock and convertible preferred stock of each of GRP and TMHC Holdings were exchanged for our 3,276,994 shares of our common stock, 357,020 shares of our class B common stock, 8,825,241 shares of our series A convertible preferred stock and 24,185,493 shares of our series B convertible preferred stock. The series A convertible preferred stock is convertible into our common stock and series A redeemable preferred stock, and the series B convertible preferred stock is convertible into our common stock and series B redeemable preferred stock.

        (7)   On March 31, 2005, in connection with the merger and reorganization of Clayton Services and TMHC Holdings, the outstanding options held by employees and officers of each of Clayton Services and TMHC Holdings were converted into an aggregate of 611,525 options to purchase shares of our common stock at exercise prices ranging from $0.98 to $4.13 under our 2005 Option Plan. Furthermore, the existing option plans for each of Clayton Services and CFIS were terminated in all respects.

        (8)   In April 2005, July 2005, September 2005 and October 2005, pursuant to our 2005 Option Plan, we issued an aggregate of 897,093 options to purchase shares of our common stock to certain of our executive officers, including Frank P. Filipps, Steven L. Cohen and Frederick C. Herbst, other employees and non-employee directors, at exercise prices ranging from $6.00 to $6.80.

        The sales of securities described in items (1)—(6) above were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The issuance of the securities described in items (7)-(8) above were deemed to be exempt from registration pursuant to either Rule 701 promulgated under the Securities Act of 1933 as a transaction pursuant to a compensatory benefit plan approved by the registrant's board of directors or Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving a public offering. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients either received adequate information about us or had adequate access, through their relationship with us, to information about us. There were no underwriters employed in connection with any of the transactions set forth in Item 15.

Item 16.    Exhibits.

        (a)   See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

        (b)   Financial Statement Schedules

        None.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shelton, State of Connecticut, on March 22, 2006.

CLAYTON HOLDINGS, INC.
By:	/s/ FREDERICK C. HERBST Frederick C. Herbst Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 22, 2006:

Signature	Title

* Frank P. Filipps	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ FREDERICK C. HERBST Frederick C. Herbst	Chief Financial Officer (Principal Financial and Accounting Officer)
* Todd R. Crockett	Director
* Margaret Sue Ellis	Director
* Roger B. Kafker	Director
* Stephen M. Lamando	Director
* Brian L. Libman	Director
* Frank L. Raiter	Director
*By:	/s/ FREDERICK C. HERBST Frederick C. Herbst Attorney-In-Fact

EXHIBIT INDEX

Number Description

Number		Description
1.1		Form of Underwriting Agreement
3.1	**	Form of Third Amended and Restated Certificate of Incorporation of the Registrant
3.2	**	Form of Fourth Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon the closing of the offering)
3.3	**	Amended and Restated By-laws of the Registrant
4.1	**	Specimen Stock Certificate
4.2	**	Registration Rights Agreement by and among the Registrant, the Investors and the Founders named therein, dated as of March 31, 2005
5.1	**	Opinion of Goodwin Procter LLP
10.1	**	2005 Stock Option and Grant Plan
10.2	**	Form of Incentive Stock Option Agreement under the 2005 Stock Option and Grant Plan
10.3	**	Form of Non-Qualified Stock Option Agreement under the 2005 Stock Option and Grant Plan
10.4	**	2006 Stock Option and Incentive Plan
10.5	**	Form of Incentive Stock Option Agreement under the 2006 Stock Option and Incentive Plan
10.6	**	Form of Non-Qualified Stock Option Agreement under the 2006 Stock Option and Incentive Plan
10.7	**	Form of Restricted Stock Award Agreement under the 2006 Stock Option and Incentive Plan
10.8	**	Stockholders Agreement by and among the Registrant, the Investors and the Founders named therein, dated as of March 31, 2005
10.9	**	Employment Agreement between the Registrant and Frank Filipps, dated April 25, 2005
10.10	**	Employee Agreement between the Registrant and Frank Filipps, dated April 25, 2005
10.11	**	Employment Agreement between Clayton Services, Inc. and Stephen M. Lamando, dated June 29, 2004
10.12	**	Amended and Restated Non-Competition Agreement between Clayton Services, Inc. and Stephen M. Lamando, dated August 2, 2004
10.13	**	Employment Agreement between the Registrant and Frederick C. Herbst, dated September 19, 2005
10.14	**	Employment Agreement between Clayton Technologies, Inc. and Louis Iannaccone, dated September 15, 2004
10.15	**	Employee Agreement between Clayton Technologies, Inc. and Louis Iannaccone, dated September 15, 2004
10.16	**	Employment Agreement between Clayton Services, Inc. and Steven L. Cohen, dated December 21, 2004
10.17	**	Agreement for the Protection of Trade Secrets between Clayton Fixed Income Services Inc. and Margaret Sue Ellis, dated May 24, 2004
10.18	**	Form of Indemnification Agreement between the Registrant and each of its Directors and certain of its executive officers
10.19	**	Credit Agreement by and among Clayton Services, Inc., as Borrower, Madison Capital Funding LLC, as Lender, Administrative Agent, Sole Lead Arranger and Joint Bookrunner, JPMorgan Chase Bank, as Joint Bookrunner and Syndications Agent, and Merrill Lynch Capital, as Documentation Agent, dated August 2, 2004

10.20	**	Subordinated Note Purchase Agreement by and among Clayton Services, Inc., as Borrower, GRP Holdings, Inc., Clayton Technologies, Inc. and First Madison Services, Inc., as Guarantors, and the Lamando Charitable Remainder Trust u/a May 15, 2004, TA Subordinated Debt Fund, L.P., TA Investors II, L.P., Libman Family Holdings LLC and Madison Capital Funding LLC, as Noteholders, dated as of August 2, 2004
10.21	**	Subordinated Note of Clayton Services, Inc. issued in favor of TA Subordinated Debt Fund, L.P., dated as of August 2, 2004
10.22	**	Subordinated Note of Clayton Services, Inc. issued in favor of the Lamando Charitable Remainder Trust u/a May 15, 2004, dated as of August 2, 2004
10.23	**	Subordinated Note of Clayton Services, Inc. issued in favor of Libman Family Holdings LLC, dated as of August 2, 2004
10.24	**	Subordinated Note of Clayton Services, Inc. issued in favor of TA Investors II, L.P., dated as of August 2, 2004
10.25	**	Subordinated Note of Clayton Services, Inc. issued in favor of Madison Capital Funding LLC, dated as of August 2, 2004
10.26	**	Subordinated Convertible Note Purchase Agreement by and among Clayton Fixed Income Services Inc., as Borrower, and TA Subordinated Debt Fund, L.P. and TA Investors II, L.P., as Noteholders, dated as of May 24, 2004
10.27	**	Senior Subordinated Note of Clayton Fixed Income Services Inc. issued in favor of TA Subordinated Debt Fund, L.P., dated as of August 31, 2004
10.28	**	Senior Subordinated Note of Clayton Fixed Income Services Inc. issued in favor of TA Investors II, L.P., dated as of August 31, 2004
10.29	**	Assignment of Lease between Clayton Services, Inc., Robert D. Scinto and BrandDirect Marketing, Inc., dated August 31, 1999, and Commercial Lease between Robert D. Scinto and BrandDirect Marketing, Inc. for 2 Corporate Drive, 3rd Floor, Shelton, CT, dated March 5, 1999, and as amended on August 31, 1999, February 10, 2004, March 31, 2004, August 30, 2004, December 13, 2004 and January 11, 2004
10.30	**	Commercial Lease between Clayton Services, Inc. and Robert D. Scinto for 2 Corporate Drive, 8th Floor, Shelton, CT, dated December 2, 2002
10.31	**	Commercial Lease between Clayton Fixed Income Services Inc. and Fifth Street—Denver Center, LLC for 1700 Lincoln Street, Suite 1600, Denver, CO, dated April 1, 2003, and as amended on March 15, 2004
10.32	**	Sublease Agreement between Clayton Services, Inc. and Employers Insurance Company of Wausau for 13101 Telecom Drive, Tampa Telecom Park, Temple Terrace, FL, dated August 11, 2004
10.33	**	Waiver and Amendment No. 1 to Credit Agreement, by and among Clayton Services, Inc., as Borrower, Madison Capital Funding LLC, as Lender, Administrative Agent, Sole Lead Arranger and Joint Bookrunner, JPMorgan Chase Bank, as Joint Bookrunner and Syndications Agent, and Merrill Lynch Capital, as Documentation Agent, dated as of October 25, 2005
10.34	**	Consent and Amendment Pertaining to Subordinated Note Purchase Agreement by and between Clayton Services, Inc. and TA Subordinated Debt Fund, L.P., dated as of November 2, 2005
10.35	**	First Amendment to the Stockholders Agreement by and among the Registrant, the Investors and the Founders named therein, dated as of November 4, 2005
10.36	**	Sublease Agreement between Clayton Services, Inc. and Rx Solutions, Inc. for 13101 Telcom Drive, Tampa Telcom Park, Temple Terrace, FL, dated October 31, 2005.
10.37	**	Credit Agreement, dated as of December 8, 2005, by and among Clayton Holdings, Inc., as Company, the Lender listed therein, as Lenders, BNP Paribas, as Administrative Agent and JPMorgan Chase Bank, N.A., as Syndication Agent

10.38	**	First Amendment, dated as of January 11, 2006, to Credit Agreement, dated as of December 8, 2005, by and among Clayton Holdings, Inc., as Company, the Lender listed therein, as Lenders, BNP Paribas, as Administrative Agent and JPMorgan Chase Bank, N.A., as Syndication Agent
10.39	**	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors under the 2006 Stock Option and Incentive Plan
10.40	**	Separation Agreement and Mutual Release between the Registrant and Brian Newman, dated August 31, 2005
21.1	**	List of Subsidiaries
23.1	**	Consent of Grant Thornton LLP
23.2	**	Consent of Ernst & Young LLP
23.3	**	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
24.1	**	Power of Attorney

**
Previously filed

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX